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EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-38188) pertaining to the Vencor, Inc. Retirement Savings Plan; in the Registration Statement (Form S-8 No. 33-34191) pertaining to the Vencor, Inc. 1987 Incentive Compensation Program; in the Registration Statement (Form S-8 No. 33-40949) pertaining to the Vencor, Inc. 1987 Incentive Compensation Program-additional shares; in the Registration Statement (Form S-8 No. 33-34192) pertaining to the Vencor, Inc. 1987 Stock Option Plan for Nonemployee Directors; in the Registration Statement (Form S-8 No. 33-66774) pertaining to the Vencor, Inc. Nonemployee Directors Deferred Compensation Plan; in the Registration Statement (Form S-8 No. 33-81988) pertaining to the Vencor, Inc. 1987 Incentive Compensation Program- additional shares; in the Registration Statement (Form S-3 No. 33-51372) pertaining to the Conversion of 6% Convertible Subordinated Notes due 2002; and in the Registration Statement (Form S-3 No. 33-71910) pertaining to shares to be issued in connection with acquisitions, of our report dated January 30, 1995 with respect to the consolidated financial statements of Vencor, Inc. in Form 10-K/A (Amendment No.
1) for the year ended December 31, 1994.





ERNST & YOUNG LLP
Louisville, Kentucky
August 8, 1995